PROSPECTUS               Pricing Supplement No's. 3573 and 3574
Dated September 5, 2000           Dated October 5, 2000
PROSPECTUS   SUPPLEMENT    Rule 424(b)(3)-Registration Statement
Dated September 7, 2000         No. 333-87367 and 333-40880

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      ( Fixed Rate Notes)

Trade Date:    Tranche A:     October 4, 2000
       Tranche B:   October 5, 2000

Settlement Date (Original Issue Date) :  October 10, 2000

Maturity Date: October 1, 2002

Principal Amount (in Specified Currency): Tranche A:  USD 750,000,000
                         Tranche B:  USD 250,000,000

Price to Public (Issue Price):     Tranche A:     99.919%
                    Tranche   B: The Tranche B Notes are being purchased
                         by  the Underwriters at 99.719%  of
                         their principal amount and will  be
                         sold  initially at 99.919% of their
                         principal amount and thereafter  at
                         varying prices to be determined  at
                         the  time  of  sale.   For  further
                         information  with  respect  to  any
                         discounts,  commissions or  profits
                         on  resales of the Tranche B  Notes
                         that  may  be  deemed  underwriting
                         discounts or commissions, see "Plan
                         of Distribution" below.

Agent's Discount or Commission:    Tranche A: 0.20%
                                     Tranche B: The  Tranche
                          B  Notes  will be sold at  varying
                          prices  to  be determined  by  the
                          Underwriters at the time  of  each
                          sale.

Net   Proceeds   to   Issuer: Tranche   A:       USD$ 747,892,500
               Tranche B: USD$ 249,297,500

Interest Rate Per Annum:  6.70%

Interest Payment Date(s):

April 1 and October 1 of each year commencing April 1, 2001 (for the period from and including October 10, 2000 to but excluding April 1, 2001, each period from and including an Interest Payment Date or the Original Issue Date as the case may be, to but excluding the next succeeding Interest Payment date is referred to herein as an "Interest Period").

Form of Notes:

X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962GVK7
ISIN Number:   US36962GVK74
Common Code:   011895760
CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH  ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                                  (Fixed Rate)
                                Page 2
                           Pricing  Supplement No.'s   3573 and 3574
                           Dated October 5, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-87367 and 333-40880

Repayment, Redemption and Acceleration

  Initial Redemption  Date:
                                   N/A
  Initial Redemption Percentage:             N/A
   Optional Repayment Date:    Not applicable(N/A)
  Annual Redemption Percentage Reduction:         N/A
  Modified Payment Upon Acceleration:             N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated September 7, 2000.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:
  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:
  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms

Interest.

  Accrued  interest  on the Notes for each  Interest  Period shall  be  calculated and paid on the basis of a  year  of
  360  days  consisting  of  twelve  30-day  months.   As  a
  result,  the amount payable on each Interest Payment  Date will remain constant irrespective of the actual number  of days  that  have  elapsed  since  the  preceding  Interest
  Payment Date.
                              (Fixed Rate Notes)
                                Page 3
                            Pricing  Supplement No.'s   3573 and 3574
                           Dated October 5, 2000
                            Rule 424(b)(3)-Registration Statement
                           No. 333-87367 and 333-40880

Additional Information:

   General.

  At July 1, 2000, the Company had outstanding indebtedness totaling $189.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at July 1, 2000 excluding subordinated notes payable after one year was equal to $188.732 billion.


Plan of Distribution:

  The  Tranche A Notes are being purchased by the  following
  financial       institutions      (collectively,       the
  "Underwriters"), in the respective amounts set forth below, as principal, at a price of 99.919% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Tranche A Notes.

  The Tranche B Notes are being purchased by the Underwriters, as principal, at 99.719% of their aggregate principal amount. The Underwriters have advised the Company that the Underwriters propose to offer the Tranche B Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

                                           Tranche A     Tranche  B
Underwriters                               Commitment    Commitment
 Morgan Stanley & Co.Incorporated         $352,500,000 $117,500,000
UBS Warburg LLC                           $352,500,000 $117,500,000
ABN AMRO IncorporateD                       $7,500,000   $2,500,000
Blaylock  & Partners, L.P.                  $7,500,000   $2,500,000
Lehman Brothers Inc.                        $7,500,000   $2,500,000
Merrill Lynch, Pierce, Fenner & Smith       $7,500,000   $2,500,000
            Incorporated
Salomon Smith Barney Inc.                   $7,500,000   $2,500,000
The Williams Capital Group, L.P.            $7,500,000   $2,500,000
Total                                     $750,000,000 $250,000,000

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.